UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2012

IMAGING3, INC.
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction of incorporation)

000-50099	95-4451059
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 W. Valhalla Dr., Burbank, California 91505
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (818) 260-0930

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐      Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

SECTION 1.                                REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On November 29, 2011, Imaging3, Inc. (the “Company”) was served with a Motion to Compel Arbitration by Cranshire Capital, L.P.  (“Cranshire”), a warrant holder with whom the Company completed a private placement for the sale of common stock and warrants for $1,000,000 in the aggregate in October 2010.  Cranshire alleged that they are a holder of Series A Warrants, Series B Warrants, and Series C Warrants issued by the Company (collectively, the “Warrants”) and that the Company’s entry into a transaction in October 2011 (the “October 2011 SPA”) had the effect of triggering the anti-dilution provision in the Warrants.  They alleged that the effect of the application of the anti-dilution provisions was to substantially lower the exercise price of the Warrants and increase the number of shares issuable upon exercise of the Warrants.  The Company believes that it has meritorious defenses to Cranshire’s claims.  Nevertheless, the parties have agreed to settle the claims.

Accordingly, on or about March 28, 2012, the Company entered into a Claims Exchange Agreement (the “Cranshire Agreement”) with Cranshire Capital and a Settlement Agreement (the “Freestone Agreement”) with Freestone Advantage Partners, L.P. (“Freestone”), the other holder of Warrants, in order to settle the disputes between the Company and Cranshire and the Company and Freestone.

Pursuant to the Cranshire Agreement, the Company and Cranshire have agreed that as a result of the issuance of securities by the Company pursuant to the October 2011 SPA, Cranshire is entitled to (i) an exercise price under each of Cranshire’s Warrants of $0.0119 per share, and (ii) the following as a result thereof: (a) 103,466,396.17 shares of the Company’s common stock issuable upon exercise of Cranshire’s Series A Warrant, (b) 22,868,151.26 shares of the Company’s common stock issuable upon exercise of Cranshire’s Series B Warrant and (c) 103,466,396.17 shares of common stock issuable upon exercise of Cranshire’s Series C Warrant. Cranshire also agreed that its Series B Warrant will terminate and be cancelled simultaneously with the occurrence of the closing under the Cranshire Agreement, and the Company will have no further obligation to deliver any shares of the Company’s common stock under Cranshire’s Series B Warrant.

On the first business day immediately following the closing of the transactions contemplated by the Cranshire Agreement, Cranshire agreed to exercise its Series A Warrant for 8,277,311 Warrant Shares (as defined in the Series A Warrant) for an aggregate exercise price in cash equal to $98,500.  The Cranshire Agreement also provides for the mandatory cash exercise of Series A Warrants and Series C Warrants, subject to the satisfaction of certain conditions on a monthly basis, such that the Company would receive cash proceeds from exercises thereof of $78,800 per month from Cranshire if the conditions for mandatory exercise for that month are satisfied.

Pursuant to the Freestone Agreement, the Company and Freestone have agreed that as a result of the issuance of securities by the Company pursuant to the October 2011 SPA, Freestone is entitled to (i) an exercise price under each of Freestone’s Warrants of $0.0119 per share, and (ii) the following as a result thereof: (a) 1,575,645.38 shares of the Company’s common stock issuable upon exercise of Freestone’s Series A Warrant, (b) 1,260,516.30 shares of the Company’s common stock issuable upon exercise of Freestone’s Series B Warrant, and (c) 1,575,645.38 shares of common stock issuable upon exercise of Freestone’s Series C Warrant.  Freestone also agreed that its Series B Warrant will terminate and be cancelled simultaneously with the occurrence of the closing under the Cranshire Agreement, and the Company will have no further obligation to deliver any shares of the Company’s common stock under Freestone’s Series B Warrant.

On the first business day immediately following the closing of the transactions contemplated by the Cranshire Agreement, Freestone agreed to exercise its Series A Warrant for 126,051 Warrant Shares (as defined in the Series A Warrant) for an aggregate exercise price in cash equal to $1,500.01.  The Freestone Agreement also provides for the mandatory cash exercise of Series A Warrants and Series C Warrants, subject to the satisfaction of certain conditions on a monthly basis, such that the Company would receive cash proceeds from exercises thereof of $1,200 per month from Freestone if the conditions for mandatory exercise for that month are satisfied.

Under the Cranshire Agreement but subject to receipt of court approval, the Company is required to issue to Cranshire a number of shares of the Company’s common stock equal to the quotient of (x) $275,000 divided by (y) 80% of the closing sale price of the Company’s common stock on the trading day immediately preceding the entry of the Court Order (as defined in the Cranshire Agreement).  Such shares will be issued in exchange for Cranshire’s claims, and, subject to the receipt of court approval, will be issued pursuant to the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended.

Complete copies of the Cranshire Agreement and the Freestone Agreement are attached to this Report as Exhibits 10.1 and 10.2, respectively.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference.

SECTION 9.                                FINANCIAL STATEMENTS, PRO FORMA FINANCIALS & EXHIBITS

(a)           Financial Statements of Business Acquired

Not Applicable.

(b)	Pro Forma Financial Information

Not Applicable.

(c)	Shell Company Transactions

Not Applicable.

(d)           Exhibits

10.1	Claims Exchange Agreement by and between Imaging3, Inc. and Cranshire Capital, L.P., dated March 28, 2012.

10.2	Settlement Agreement by and between Imaging3, Inc. and Freestone Advantage Partners, L.P., dated March 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IMAGING3, INC.
(Registrant)

Date:  March 28, 2012
By:  /s/ Dean Janes, Chief Executive Officer
Dean Janes, Chief Executive Officer